Exhibit 10.2

AMENDED AND RESTATED

CME GROUP INC.

EMPLOYEE STOCK PURCHASE PLAN

(amended and restated as of May 23, 2012)

1. Effective Date. The CME Group Inc. Employee Stock Purchase Plan (the “Plan”) was originally adopted as the Chicago Mercantile Exchange Holdings Inc. Employee Stock Purchase Plan effective as of April 27, 2005, and was amended and restated from time to time thereafter and is hereby further amended and restated as of May 23, 2012.

2. Purpose. The Plan is established for the benefit of employees of CME Group Inc. (the “Company”) and its Designated Subsidiaries. The Plan is intended to provide the employees of the Company and its Designated Subsidiaries with an opportunity to purchase shares of Class A common stock of the Company (the “Shares”). It is the intention of the Company that the Plan qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Plan shall be construed in a manner consistent with the requirements of such Section of the Code.

2. Definitions.

a. “Board” shall mean the Board of Directors of the Company.

b. “Change in Capitalization” shall mean any merger, reorganization, consolidation, recapitalization, liquidation, stock dividend, split-up, share combination, or other similar change in the corporate structure of the Company affecting the Shares.

c. “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

d. “Committee” shall mean the Compensation Committee or any other committee of members of the Board appointed by the Board to administer the Plan and to perform the functions of the Committee as set forth herein.

e. “Company” shall mean CME Group Inc., a Delaware corporation, and any successor corporation.

f. “Continuous Status as an Employee” shall mean the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of a leave of absence agreed to in writing by the Employee’s Employer, if such leave is for a continuous period of not more than three months or if re-employment upon the expiration of such leave is guaranteed by contract or statute.

g. “Designated Subsidiaries” shall mean the Subsidiaries of the Company which have been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan, which may include corporations which become subsidiaries of the Company after the adoption of the Plan.

h. “Employee” shall mean any person, including an officer, who is an employee of the Company or a Designated Subsidiary of the Company; provided, however, that an Employee shall not include any individual whose customary period of employment is for five months or less in any calendar year or whose customary employment is 20 hours or less per week.

i. “Employer” shall mean, as to any particular Employee, the corporation which employs such Employee, whether it is the Company or a Designated Subsidiary of the Company.

j. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

k. “Exercise Date” shall mean the Trading Day that occurs on or immediately following the six month anniversary of the Offering Date at the commencement of the Purchase Period, except as the Committee may otherwise provide.

l. “Fair Market Value” per Share as of a particular date shall mean (i) the closing sales price per Share on such date, as reported by the Composite Transactions reporting system or if not so reported, as reported by the New York Stock Exchange or (ii) in the event the Shares are not traded on such date, the closing price per Share, as so reported on the immediately preceding date on which trading occurred, or if not so reported, as reported by any national securities exchange on which the Shares are listed.

m. “Offering Date” shall mean the first Trading Day of each Purchase Period of the Plan. The Offering Date of a Purchase Period is the grant date for the options offered in such Purchase Period.

n. “Participant” shall mean an Employee who participates in the Plan.

o. “Plan” shall mean the CME Group Inc. Employee Stock Purchase Plan, as amended from time to time.

p. “Purchase Period” shall mean each approximately six-month period commencing on the Trading Day next following the last previous Exercise Date and ending on the Trading Day that occurs on or immediately following the six month anniversary of the commencement of the Purchase Period.

q. “Shares” shall mean shares of the Class A common stock of the Company.

r. “Subsidiary” shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of granting an option, each of the corporations other than the last corporation in the unbroken chain owns shares possessing fifty percent (50%) or more of the total combined voting power of all classes of shares in one of the other corporations in such chain.

s. “Trading Day” shall mean a day on which the New York Stock Exchange is open for trading.

3. Eligibility.

a. Subject to the requirements of Section 3.b. hereof, any person who is an Employee as of an Offering Date shall be eligible to participate in the Plan and be granted an option for the Purchase Period commencing on such Offering Date. Notwithstanding the foregoing, the Committee may, in its discretion and to the extent permissible under Section 423 of the Code, exclude all or a portion of Employees who are highly compensated Employees within the meaning of Section 423(b)(4)(D) of the Code from participation in the Plan.

b. Notwithstanding any provisions of the Plan to the contrary, no Employee shall be granted an option under the Plan if, immediately after the grant, (i) such Employee (or any other person whose shares would be attributed to such Employee pursuant to Section 424(d) of the Code) would own shares and/or hold outstanding options to purchase shares possessing five percent (5%) or more of the total combined voting power or value of all classes of shares of the Company or of any Subsidiary or Parent of the Company, or (ii) such Employee’s right to purchase shares under all employee stock purchase plans (as described in Section 423 of the Code) of the Company and any Subsidiary of the Company would accrue at a rate which exceeds twenty-five thousand dollars ($25,000) of Fair Market Value of such shares (determined at the time such option is granted) for any calendar year in which such option would be outstanding at any time. Any amounts received from an Employee which cannot be used to purchase Shares as a result of this limitation will be returned as soon as possible to the Employee without interest.

4. Purchase Periods; Duration of Plan. The Plan shall be implemented by a series of consecutive Purchase Periods.

The Plan shall continue until terminated in accordance with Section 18 hereof. Subject to Section 18 hereof, the Committee shall have the power to change the duration and/or the frequency of Purchase Periods with respect to future offerings. In no event, however, shall any option granted hereunder be exercisable more than 27 months from its date of grant.

5. Grant of Option; Participation; Price.

a. On each Offering Date the Company shall commence an offering by granting each eligible Employee who has elected to become a Participant an option to purchase Shares, subject to the limitations set forth in Sections 3.b. and 11 hereof. Each option so granted shall be exercisable for the number of Shares described in Section 7 hereof and shall be exercisable only on the Exercise Date.

b. Each eligible Employee may elect to become a Participant in the Plan with respect to a Purchase Period by filing a subscription agreement with his or her Employer authorizing payroll deductions in accordance with Section 6 hereof and filing it with the Company or the Employer in accordance with the form’s instructions at least ten (10) business days prior to the applicable Offering Date, unless a later time for filing the subscription agreement is set by the Committee for all Employees with respect to a given offering. Such authorization will remain in effect for subsequent Purchase Periods, until modified or terminated by the Participant by giving written notice to his or her Employer prior to the next occurring Exercise Date.

c. The option price per share shall be 90% of the Fair Market Value of a Share on the Exercise Date.

6. Payroll Deductions.

a. Subject to the provisions hereof, a Participant may, in accordance with rules and procedures adopted by the Committee, authorize a payroll deduction of any whole percentage from one percent to ten percent of such Participant’s base salary each pay period (the permissible range within such percentages to be determined by the Committee from time to time). A Participant may increase or decrease such payroll deduction (including a cessation of payroll deductions) at any time, by filing a new authorization form with his or her Employer. All payroll deductions made by a Participant shall be credited to such Participant’s bookkeeping account under the Plan. Notwithstanding anything to the contrary set forth herein, in no event shall the amount of a Participant’s payroll deductions used to purchase Shares hereunder for any Purchase Period exceed ten percent of the Participant’s annual base salary paid during the Purchase Period, measured based on the annual base salary at the rate in effect on January 1 (or the date of hire, if later) of the year in which the Purchase period commences.

b. Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3.b. hereof, a Participant’s payroll deductions shall be decreased to 0% at any time during a Purchase Period. Payroll deductions shall automatically recommence at the rate provided in such Participant’s subscription agreement (prior to the reduction) at the start of the first Purchase Period commencing in the following calendar year.

c. A Participant may withdraw from the Plan as provided in Section 9, which will terminate his or her payroll deductions for the Purchase Period in which such withdrawal occurs. The Committee may, in its discretion, limit the number of rate changes by Participants during a Purchase Period. A change in rate shall be effective as of the next practicable payroll period following the date of filing of the new subscription agreement.

7. Exercise of Option.

a. Unless a Participant withdraws from the Plan as provided in Section 9 hereof, or unless the Committee otherwise provides, such Participant’s election to purchase Shares shall be exercised automatically on the Exercise Date, and the maximum number of Shares (excluding any fractional Share) subject to such option will be purchased for such Participant at the applicable option price with the accumulated payroll deductions credited to the Participant’s account under the Plan.

b. Any cash balance remaining in a Participant’s account after an Exercise Date will be carried forward to the Participant’s account for the purchase of Shares on the next Exercise Date if the Participant does not elect to cease to participate in the Plan. A Participant who has elected to cease participation in the Plan will receive a cash payment equal to the cash balance of his or her account.

8. Delivery of Shares. As promptly as practicable after each Exercise Date, the number of full Shares purchased by each Participant shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates. Unless otherwise determined by the Committee, Shares delivered to a Participant hereunder may not be assigned, transferred, pledged or otherwise disposed of in any way by the Participant during the six month period following such delivery to the Participant (other than by will, the laws of descent and distribution) and the Shares shall bear a legend denoting such restrictions as may be determined by the Committee to be appropriate.

9. Withdrawal; Termination of Employment.

a. A Participant may withdraw at any time all, but not less than all, cash amounts in his or her account under the Plan that have not been used to purchase Shares by giving written notice to the Company prior to the next occurring Exercise Date. All such cash amount credited to such Participant’s account shall be paid to such Participant promptly after receipt of such Participant’s notice of withdrawal and such Participant’s option for the Purchase Period in which the withdrawal occurs shall be automatically terminated. No further payroll deductions for the purchase of Shares will be made for such Participant during such Purchase Period.

b. Upon termination of a Participant’s Continuous Status as an Employee during a Purchase Period for any reason, including voluntary termination, retirement or death, the cash amounts credited to such Participant’s account that have not been used to purchase Shares shall be returned to such Participant and such Participant’s option for the Purchase Period in which the termination occurs will be automatically terminated.

c. A Participant’s withdrawal from a Purchase Period will not have any effect upon such Participant’s eligibility to participate in a succeeding Purchase Period or in any similar plan which may hereafter be adopted by the Company.

10. Interest. No interest shall accrue on or be payable with respect to any cash amount credited to a Participant under the Plan.

11. Shares.

a. Subject to adjustment as provided in Section 16 hereof, the maximum number of Shares which shall be reserved for sale under the Plan shall be 100,000 Shares. If any option granted under the Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part, the unpurchased Shares subject thereto shall again be available under the Plan. Such reserved Shares shall be either authorized and unissued Shares or Shares which have been reacquired by the Company. If the total number of Shares which would otherwise be purchased pursuant to options granted hereunder on an Exercise Date exceeds the number of Shares then available under the Plan (after deduction of all Shares for which options have been exercised or are then outstanding), the Committee shall make a pro rata allocation of the Shares remaining available for option grant in as uniform a manner as shall be practicable and as it shall determine to be equitable and in compliance with the provisions of Section 423 of the Code. In such event, the Committee shall give written notice to each Participant of such reduction of the number of option Shares affected thereby and shall similarly reduce the rate of payroll deductions, if necessary.

b. Shares to be delivered to a Participant under the Plan will be registered in the name of the Participant or, at the election of the Participant, in the name of the Participant and another person as joint tenants with rights of survivorship.

12. Administration. The Plan shall be administered by the Committee, and the Committee may select administrator(s) to whom its duties and responsibilities hereunder may be delegated. The Committee shall have full power and authority, subject to the provisions of the Plan, to promulgate such rules and regulations as it deems necessary for the proper administration of the Plan, to interpret the provisions and supervise the administration of the Plan, and to take all action in connection therewith or in relation thereto as it deems necessary or advisable. Except as otherwise provided by the Committee, each Employer shall be charged with all expenses incurred in the administration of the Plan with respect to such Employer’s Employees. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan, and all members of the Committee shall be fully indemnified by the Company with respect to any such action, determination or interpretation. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company, the Participant (or any person claiming any rights under the Plan from or through any Participant) and any shareholder.

13. Transferability. Neither cash amounts credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive Shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 9 hereof.

14. Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such funds.

15. Reports. Individual accounts will be maintained for each Participant in the Plan. Statements of account will be given to Participants as soon as practicable following each Purchase Period, which statements will set forth the amounts of payroll deductions, the per Share purchase price, the number of Shares purchased and the remaining cash balance, if any.

16. Effect of Certain Changes. In the event of a Change in Capitalization, the Committee shall conclusively determine the appropriate equitable adjustments, if any, to be made under the Plan, including without limitation adjustments to the number of Shares which have been authorized for issuance under the Plan but have not yet been placed under option, as well as the price per Share covered by each option under the Plan which has not yet been exercised.

17. Term of Plan. Subject to the Board’s right to discontinue the Plan (and thereby end its Term) pursuant to Section 18 hereof, the Term of the Plan (and its last Purchase Period) shall end on June 30, 2022. Upon any discontinuance of the Plan, unless the Committee shall determine otherwise, any assets remaining in the Participants’ accounts under the Plan shall be delivered to the respective Participant (or the Participant’s legal representative) as soon as practicable.

18. Amendment to and Discontinuance of Plan. The Board may at any time amend, suspend or discontinue the Plan. Except as provided in Section 16 hereof, no such suspension or discontinuance may adversely affect options previously granted and no amendment may make any change in any option theretofore granted which adversely affects the rights of any Participant which accrued prior to the date of effectiveness of such amendment without the consent of such Participant. No amendment shall be effective unless it receives the requisite approval of the shareholders of the Company if such shareholder approval of such amendment is required to comply with Section 423 of the Code or to comply with any other applicable law, regulation or stock exchange or national or international quotation system rule.

19. Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

20. Regulations and Other Approvals; Governing Law.

a. This Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Delaware without giving effect to the choice of law principles thereof, except to the extent that such law is preempted by federal law.

b. The obligation of the Company to sell or deliver Shares with respect to options granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

21. Withholding of Taxes. If the Participant makes a disposition, within the meaning of Section 424(c) of the Code and regulations promulgated thereunder, of any Share or Shares issued to such Participant pursuant to such Participant’s exercise of an option, and such disposition occurs within the two-year period commencing on the applicable Offering Date or within the one-year period commencing on the day after the applicable Exercise Date, such Participant shall, within ten (10) days of such disposition, notify the Company thereof and thereafter immediately deliver to the Company any amount of Federal, state or local income taxes and other amounts which the Company informs the Participant the Company is required to withhold.

22. Employment At-Will and Limitation of Rights. This Plan is strictly a voluntary undertaking on the part of the Company and shall not constitute a contract between the Employer and any person, or consideration for, or an inducement or condition of, the employment of any person. Nothing contained in the Plan shall alter or supersede the employment at-will relationship, or other employment agreement provisions if applicable, between the Employer and its Employees.